Exhibit 99.2

FOR IMMEDIATE RELEASE For Additional Information

Contact: John S. Sokol
President
(614) 220-5200

LAW FIRM SELECTED TO REPRESENT AUDIT COMMITTEE

IN REVIEW OF CONCERNS RAISED BY ERNST & YOUNG LLP

COLUMBUS, Ohio (February 18, 2005) Bancinsurance Corporation (NASDAQ: BCISE) announced today Kirkpatrick & Lockhart Nicholson Graham LLP has been engaged by the Audit Committee of the Company to conduct a thorough review of each of the concerns raised by Ernst & Young LLP.

Bancinsurance Corporation’s Audit Committee is expected to recommend whatever action may be necessary to resolve these issues. The Company’s objective is to have the withdrawn audit reports re-issued or replaced and to have the 2004 audit completed as soon as practicable.

Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP (“K&LNG”) comprises two limited liability partnerships, each named Kirkpatrick & Lockhart Nicholson Graham LLP. One is qualified in Delaware in the U.S. and practices from offices located in Boston, Dallas, Harrisburg, Los Angeles, Miami, Newark, New York, Pittsburgh, San Francisco and Washington, and one is incorporated in England and practices from its London office. Together they have nearly 1,000 lawyers. The firm represents entrepreneurs, growth and middle-market companies and leading global corporations in every major industry group.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our ULI, CPI and GAP products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. The Company’s unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other Specialty products include our waste surety bond program and run off of the bail bond reinsurance program.